Exhibit 99.1

Gaming and Leisure Properties, Inc. Declares Third Quarter 2020 Dividend of $0.60 Per Share

August 7, 2020

WYOMISSING, Pa., Aug. 07, 2020 (GLOBE NEWSWIRE) — Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (the “Company”), announced today that at its meeting yesterday, the Company’s Board of Directors declared the third quarter 2020 dividend of $0.60 per share of its common stock, consisting of a combination of cash and shares of the Company’s common stock. The dividend is payable on September 25, 2020 to shareholders of record on August 17, 2020. The cash component of the dividend (other than cash paid in lieu of fractional shares) will not exceed 20% in the aggregate, or $0.12 per share, with the balance, or $0.48 per share, payable in shares of the Company’s common stock. As previously announced, the quarterly dividend level reflects the impact of the COVID-19 closures on the Company’s business and anticipates that the Company’s major tenants will continue to fulfill payment of their financial obligations to the Company. Further, it is anticipated that the portion of dividends to be paid in shares will be limited to periods during which non-cash rents are realized by the Company.

The Company expects the dividend to be a taxable dividend to shareholders, regardless of whether a particular shareholder receives the dividend in the form of cash or shares. While the Company intends to pay regular quarterly dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the Board of Directors at its discretion. The Company reserves the right to pay future dividends entirely in cash, and the decision to issue a stock dividend will be made by the Board of Directors on a quarterly basis.

Shareholders will be asked to make an election to receive the dividend all in cash or all in shares. To the extent that more than 20% of cash is elected in the aggregate, the cash portion will be prorated. Shareholders who elect to receive the dividend in cash will receive a cash payment of at least $0.12 per share. Shareholders who do not make an election will receive 20% in cash and 80% in shares of common stock. The number of shares issued as a result of the dividend will be calculated based on the volume weighted average trading prices of the Company’s common stock on the Nasdaq Stock Market prior to the dividend payment date.

An information letter and election form will be mailed to shareholders of record after the record date. Shareholders should review these documents and complete the election form in accordance with the instructions contained therein. Shareholders who hold their shares through a bank, broker or nominee, and have questions regarding the dividend election should contact such bank, broker or nominee, who will also be responsible for distributing to them the letter and election form and submitting the election form on their behalf.

About Gaming and Leisure Properties

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our expectations regarding our receipt of rent payments in future periods, the impact of future transactions and expected 2020 dividend payments. Forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the effect of pandemics such as COVID-19 on GLPI as a result of the impact of such pandemics on the business operations of GLPI’s tenants and their continued ability to pay rent in a timely manner or at all; GLPI’s ability to successfully consummate the announced transactions with PENN, including the ability of the parties to satisfy the various conditions to closing, including receipt of all required regulatory approvals, or other delays or impediments to completing the proposed transactions; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing acquisitions or projects; GLPI’s ability to maintain its status as a REIT; our ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI; the impact of our substantial indebtedness on our future operations; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur as presented or at all.

Contact

Investor Relations – Gaming and Leisure Properties, Inc.

Steven T. Snyder

610/378-8215

investorinquiries@glpropinc.com

Joseph Jaffoni, Richard Land, James Leahy

212/835-8500

glpi@jcir.com

Source: Gaming and Leisure Properties, Inc.